SECOND ADDENDUM
                                       TO
                       RENTRAK NATIONAL ACCOUNT AGREEMENT

         This ADDENDUM is made as of this __ day of May, 1995, by and among Rentrak Corporation, an Oregon corporation ("Rentrak"), and Tonight's Feature Limited Partnership II L.P., a limited partnership formed under the laws of South Carolina with its principal place of business located at 3172 Wade Hampton Blvd., Taylors, South Carolina 29687 ("Retailer"), and Michael Yeargin and Douglas Raines (individually and collectively the "Principal").

                                    RECITALS

A. Retailer is currently a participant in Rentrak's pay-per-transaction ("PPT") system pursuant to a National Account Agreement, dated March 8, 1995 (the "PPT Agreement") as modified and supplemented by a First Addendum to Rentrak National Account Agreement, dated March 8, 1995 ("First Addendum"). The PPT Agreement and First Addendum are sometimes referred to herein as the "Agreement").

C. The parties hereto desire to clarify and amend paragraph (b) of Section 2 of the Agreement as provided herein.

                                    AGREEMENT

         In consideration of the mutual promises and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

         1. Effect of Addendum. This Addendum shall only be effective upon execution of this Addendum by Rentrak, Retailer and the Principal. Unless otherwise stated herein, to the extent any term or provisions of this Addendum is inconsistent with or in conflict with any term of the Agreement, this Addendum shall supersede and control any such provisions in the Agreement. Unless otherwise modified herein, all terms and conditions contained in the Agreement shall remain in full force and effect.

         2. Definitions. Any capitalized term used herein that is not otherwise defined herein shall have the meaning set forth in the Agreement.

         3. Amendment to Agreement. The Agreement shall be amended as follows:

         Paragraph (b) of Section 2 of the PPT Agreement is amended in its entirety and shall read:

         (b) Timely remit all amounts due Rentrak. Rentrak and Retailer agree that any "handling fee", "transaction fee", "sell-through fee", "end of term buy-out fee" or other fees payable with respect to any Cassettes leased pursuant hereto



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         shall  be  payable  ninety  (90)  days  after  the end of the  month of
         Rentrak's invoice of such fee; provided, however, that, in the event Retailer does not make timely remittance of any and all amounts due Rentrak, in addition to Rentrak's other rights hereunder, under any other agreement between Rentrak and Retailer and under applicable law, Rentrak may stop shipment of Cassettes to Retailer or ship Cassettes on a COD basis with the amount due for such Cassettes to include (i) Rentrak's reasonable estimate of future payments likely to be due with respect thereto and (ii) an amount covering a portion determined in Rentrak's sole discretion, of amounts past due Rentrak. Retailer shall pay interest of one percent (1%) per month on all accounts receivable not paid pursuant to the terms of this Agreement and Addendum.

         IN WITNESS WHEREOF, the parties have caused this Addendum to be executed as of the day and year first above written.

                                 RENTRAK:
                                 RENTRAK CORPORATION


                                 By:
                                          Ron Berger, President

                                 RETAILER:
                                 TONIGHT'S FEATURE LIMITED
                                  PARTNERSHIP II


                                 By:
                                          Michael Yeargin, General Partner


                                 By:
                                          Douglas Raines, General Partner

                                 PRINCIPAL:



                                 Michael Yeargin



                                 Douglas Raines



                                       -2-

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